Exhibit 99.1

CytoSorbents Achieves Fourth Consecutive Quarter of Record CytoSorb® Sales

Q2 2016 CytoSorb® Revenues Up 140% over Q2 2015, REFRESH I Trial Nearing Completion

MONMOUTH JUNCTION, N.J., August 9, 2016 - CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its flagship CytoSorb® blood filter to prevent or treat deadly inflammation and organ failure in critically-ill and cardiac surgery patients around the world, reports financial and operational results for the quarter ending June 30, 2016.

Second Quarter 2016 Financial Highlights:

•	CytoSorb® product sales for Q2 2016 were a record $1.9 million. This represents an increase of approximately 140% over Q2 2015 product sales of $0.8 million, as a result of strong increases in both direct and distributor sales
•	Second quarter 2016 annualized product sales run rate was approximately $7.4 million, as compared to an annualized product sales run rate of approximately $3.1 million in the second quarter of 2015
•	Total revenue for the second quarter of 2016 was $2.2 million, which includes both product sales and grant revenue
•	Overall gross margins rose to approximately $1.3 million in Q2 2016, representing an increase of approximately $0.8 million as compared to approximately $0.5 million in Q2 2015
•	Product gross margins for Q2 2016 increased to 68% compared to approximately 63% for Q2 2015
•	This represents the fourth consecutive quarter of record CytoSorb® sales, and the fifth consecutive quarter of quarterly growth in CytoSorb® sales

Second Quarter 2016 Operational Highlights:

•	CytoSorb® adoption and usage increased to more than 14,000 human treatments performed worldwide as of Q2 2016
•	The REFRESH I cardiac surgery trial is nearing completion with 44 patients enrolled toward the target of 40 patients who have completed all aspects of the trial. We are targeting the release of top-line data of this trial during the European Association for Cardio-Thoracic Surgery (EACTS) conference in Barcelona, Spain from October 1-5, 2016
•	Strategic distribution partner Fresenius Medical Care, the world’s largest dialysis company, officially launched CytoSorb® in France, Poland, Denmark, Norway, Finland, and Sweden in late May
•	Strategic distribution partner Biocon Ltd, India’s largest biopharmaceutical company, established a standalone internal division specifically focused on CytoSorb® product marketing, clinical studies, and sales in India and Sri Lanka
•	Received $650K in two non-dilutive Small Business Innovation Research (SBIR) grant contracts to fund continued development of novel potassium binding polymers, a new product category for the company

•	Received a $150K SBIR contract to expand the HemoDefend™ platform to enable the production of universal plasma
•	Strengthened the Company’s balance sheet, ending Q2 2016 with approximately $9 million in cash and short-term investments, after closing a term loan facility with Bridge Bank, a division of Western Alliance Bancorp (NYSE: WAL)
•	Achieved final CytoSorb® product registration and initial sales in Russia
•	Expanded CytoSorb® to 37 countries including the addition of Spain and Portugal (through a distribution agreement with Palex Medical SA), Hungary (through a distribution agreement with Medial, Ltd) and Czech Republic and Slovakia (through a distribution agreement with Meditrade, Ltd), with 28 of these countries now positioned to contribute to revenue
•	Established CytoSorbents Switzerland GmbH, a wholly-owned subsidiary of CytoSorbents Europe GmbH
•	Presented at the Cantor Fitzgerald Healthcare Investor Conference and exhibited at multiple international scientific conferences, including EURO-ELSO in Glasgow, Poland, the Spanish Intensive Care Congress in Valencia, Spain, and others
•	Investor analyst coverage initiated by Maxim Group

Dr. Phillip P. Chan, President and Chief Executive Officer of CytoSorbents, stated “Momentum continues to build in our core CytoSorb® business, enabling us to post our fourth consecutive quarter of record product sales. Reorders from existing direct customers and distributors continue to make up the bulk of our revenue, resulting in healthy organic growth for the quarter.”

Dr. Chan continued, “We also continue to make excellent progress in our broader business. In the last earnings report, we laid out many of our 2016 objectives. We are pleased to report solid execution against that plan, including achieving continued sales growth of CytoSorb®, strengthening our balance sheet at an attractive cost of capital, receiving substantial new grants that have enabled new product categories, driving REFRESH I towards completion, transitioning to more revenue generating countries, securing new analyst coverage with greater market awareness, and publication of more clinical data. We anticipate an even stronger second half of 2016.”

“Please join us on our previously announced earnings call today at 4:45PM EST where we will cover our progress in more detail. We will also respond to questions from the audience during our live Q&A session. The investor presentation and a written transcript of the conference call will be available within a week of the webcast.”

Conference Call Details:

Date: Tuesday, August 9, 2016

Time: 4:45 PM Eastern

Participant Dial-In: 1-719-457-2714

Live Presentation Webcast: http://public.viavid.com/index.php?id=120613

It is recommended that participants dial in approximately 10 minutes prior to the start of the call.  There will also be a simultaneous live webcast of the conference call that can be accessed through the following audio feed link: http://public.viavid.com/index.php?id=120613

An archived recording of the conference call will be available within a week under the Investor Relations section of the Company's website at http://www.cytosorbents.com/invest.htm

Financial results for the second quarter ended June 30, 2016:

Revenues:

Revenue from product sales was approximately $1,853,000 in the three months ended June 30, 2016, as compared to approximately $773,000 in the three months ended June 30, 2015, an increase of approximately $1,080,000, or 140%. This increase was largely driven by an increase in direct sales from both new customers and repeat orders from existing customers, along with an increase in distributor sales.

Grant income was approximately $370,000 for the three months ended June 30, 2016 as compared to approximately $180,000 for the three months ended June 30, 2015, an increase of approximately $190,000, or 106%. This increase was a result of revenue recognized from new grants.

As a result of the increases in both product sales and grant income, for the three months ended June 30, 2016, we generated total revenue of approximately $2,222,000, as compared to total revenue of approximately $964,000 for the three months ended June 30, 2015, an increase of approximately $1,258,000, or 130%.

Cost of Revenues:

For the three months ended June 30, 2016 and 2015, cost of revenue was approximately $873,000 and $465,000, respectively, an increase of approximately $408,000. Product cost of revenues increased approximately $313,000 during the three months ended June 30, 2016 as compared to the three months ended June 30, 2015 due to increased sales. Product gross margins increased to approximately 68% for the three months ended June 30, 2016, as compared to approximately 63% for the three months ended June 30, 2015, due to a favorable mix of sales prices. Grant income related expenses increased due to direct labor and other costs being deployed toward grant-funded activities, an increase of approximately $95,000 during the three months ended June 30, 2016 as compared to the three months ended June 30, 2015.

Research and Development Expenses:

For the three months ended June 30, 2016, research and development expenses were approximately $1,092,000, as compared to research and development expenses of approximately $802,000 for the three months ended June 30, 2015, an increase of approximately $290,000. This increase was due to an increase in costs related to the various clinical studies of approximately $353,000, and increases in salaries and other research and development costs of approximately $32,000. The increase was offset by an increase in direct labor and other costs being deployed toward grant-funded activities of approximately $95,000, which had the effect of decreasing the amount of our non-reimbursable research and development costs.

Legal, Financial and Other Consulting Expense:

Legal, financial and other consulting expenses were approximately $319,000 for the three months ended June 30, 2016, as compared to approximately $298,000 for the three months ended June 30, 2015, an increase of approximately $21,000. This increase was due to an increase in accounting fees of approximately $13,000 due to fees incurred related to the audit of our internal controls as required by the Sarbanes-Oxley Act of 2002 and an increase in legal and other consulting fees of approximately $8,000.

Selling, General and Administrative Expense:

Selling, general and administrative expenses were approximately $2,625,000 for the three months ended June 30, 2016, as compared to approximately $1,626,000 for the three months ending June 30, 2015, an increase of approximately $999,000. This increase was due to an increase in salaries, commissions and related costs of approximately $506,000 due to headcount additions and increases in product sales, an increase in royalty expenses of approximately $77,000 due to the increase in sales, additional sales and marketing costs, which include advertising, and conferences of approximately $43,000, an increase in travel and entertainment costs and other expenses of approximately $29,000 due to the increased volume, and an increase in stock-based compensation of approximately $366,000 due to 2015 milestone options awarded to the Company’s employees and restricted stock units awarded to the Company’s executive staff during the three months ended June 30, 2016. These increases were offset by a decrease in stock exchange listing and transfer fees of approximately $13,000 as a result of fees incurred related to our public offering in 2015 that did not recur in 2016 and decreases in other general and administrative costs of approximately $9,000.

Gain (Loss) on Foreign Currency Transactions:

For the three months ended June 30, 2016, the loss on foreign currency transactions was approximately $129,000 as compared to a gain of approximately $62,000 for the three months ended June 30, 2015. The loss for the three months ended June 30, 2016 is directly related to the decrease in the exchange rate of the Euro at June 30, 2016 as compared to March 31, 2016. The exchange rate of the Euro to the U.S. dollar was $1.12 per Euro at June 30, 2016 as compared to $1.14 per Euro at March 31, 2016. The gain for the three months ended June 30, 2015 is directly related to the increase in the exchange rate of the Euro at June 30, 2015 as compared to March 31, 2015. The exchange rate of the Euro to the U.S. dollar was $1.11 per Euro at June 30, 2015 as compared to $1.08 per Euro at March 31, 2015.

Change in Warrant Liability:

We recognize warrants as liabilities at their fair value on the date of the grant because of price adjustment provisions in the warrants, then measure the fair value of the warrants on each reporting date, and record a change to the warrant liability as appropriate. The change in warrant liability resulted in other expense of approximately $191,000 for the three months ended June 30, 2016, and other income of approximately $3,597,000 for the three months ended June 30, 2015. The change in warrant liability was a result of the change in the fair value of the warrant liability from March 31, 2016 to June 30, 2016 and from March 31, 2015 to June 30, 2015.

Net Income (Loss):

Our net loss for the three months ended June 30, 2016 was approximately $3,005,000, as compared to a net income of approximately $1,434,000 for the three months ended June 30, 2015. Net income for 2015 included income of approximately $3,597,000 as a result of the reduction in the warrant liability which is a non-cash component of other income/expense.

Cash and Short-Term Investments:

On June 30, 2016, our cash and short-term investments were approximately $8,919,000, as compared to cash and short-term investments of approximately $7,508,000 as of December 31, 2015. This increase in cash is a direct result of the $4,910,000 net proceeds received on long-term debt, offset by cash used in operating activities.

Financial results for the six months ended June 30, 2016:

Revenues:

Revenue from product sales was approximately $3,450,000 in the six months ended June 30, 2016, as compared to approximately $1,477,000 in the six months ended June 30, 2015, an increase of approximately $1,973,000, or 134%. This increase was largely driven by an increase in direct sales from both new customers and repeat orders from existing customers, along with an increase in distributor sales.

Grant income was approximately $582,000 for the six months ended June 30, 2016 as compared to approximately $198,000 for the six months ended June 30, 2015, an increase of approximately $384,000, or 194%. This increase was a result of revenue recognized from new grants and billable milestones achieved on existing grants.

As a result of the increases in both product sales and grant income, for the six months ended June 30, 2016, we generated total revenue of approximately $4,033,000, as compared to total revenue of approximately $1,687,000, for the six months ended June 30, 2015, an increase of approximately $2,346,000, or 139%.

Cost of Revenues:

For the six months ended June 30, 2016 and 2015, cost of revenue was approximately $1,693,000 and $770,000, respectively, an increase of approximately $923,000. Product cost of revenues increased approximately $634,000 during the six months ended June 30, 2016 as compared to the six months ended June 30, 2015 due to increased sales. Product gross margins were approximately 65% for the six months ended June 30, 2016, as compared to approximately 61% for the six months ended June 30, 2015 due to a favorable mix of sales prices. Grant income expenses increased due to direct labor and other costs being deployed toward grant-funded activities, an increase of approximately $289,000 during the six months ended June 30, 2016 as compared to the six months ended June 30, 2015.

Research and Development Expenses:

For the six months ended June 30, 2016, research and development expenses were approximately $1,948,000 as compared to research and development expenses of approximately $1,753,000 for the six months ended June 30, 2015, an increase of approximately $195,000. This increase was due to an increase in costs related to the various clinical studies of approximately $504,000. The increase was offset by an increase in direct labor and other costs being deployed toward grant-funded activities of approximately $289,000, which had the effect of decreasing the amount of our non-reimbursable research and development costs, and decreases in other research and development costs of approximately $20,000.

Legal, Financial and Other Consulting Expense:

Legal, financial and other consulting expenses were approximately $574,000 for the six months ended June 30, 2016, as compared to approximately $513,000 for the six months ended June 30, 2015. The increase of approximately $61,000 was due to an increase in accounting and auditing fees of approximately $61,000 due to fees incurred related to the audit of our internal controls as required by The Sarbanes-Oxley Act of 2002 and increases in legal fees of approximately $26,000 and consulting fees of approximately $25,000. These increases were offset by a decrease in employment agency fees of approximately $51,000 related to fees incurred in 2015 related to the hiring of senior level personnel that did not recur in 2016.

Selling, General and Administrative Expense:

Selling, general and administrative expenses were approximately $4,595,000 for the six months ended June 30, 2016, as compared to approximately $3,142,000 for the six months ending June 30, 2015, an increase of $1,453,000. The increase in selling, general, and administrative expenses was due to an increase in salaries, commissions and related costs of approximately $747,000 due to headcount additions and increases in product sales, an increase in royalty expenses of approximately $138,000 due to the increase in sales, additional sales and marketing costs, which include advertising, and conferences of approximately $129,000 and an increase in travel and entertainment costs and other expenses of approximately $43,000 due to the increased volume and an increase in stock-based compensation of approximately $396,000 due to 2015 milestone options awarded to the Company’s employees and restricted stock units awarded to the Company’s executive staff during the six months ended June 30, 2016.

Gain (Loss) on Foreign Currency Transactions:

For the six months ended June 30, 2016, the gain on foreign currency transactions was approximately $103,000 as compared to a loss of approximately $387,000 for the six months ended June 30, 2015. The 2016 gain is directly related to the increase in the exchange rate of the Euro at June 30, 2016 as compared to December 31, 2015. The exchange rate of the Euro to the U.S. dollar was $1.12 per Euro at June 30, 2016 as compared to $1.08 per Euro at December 31, 2015. The 2015 loss is directly related to the decrease in the exchange rate of the Euro at June 30, 2015 as compared to December 31, 2014. The exchange rate of the Euro to the U.S. dollar was $1.11 per Euro at June 30, 2015 as compared to $1.22 per Euro at December 31, 2014.

Change in Warrant Liability:

We recognize warrants as liabilities at their fair value on the date of the grant because of price adjustment provisions in the warrants, then measure the fair value of the warrants on each reporting date, and record a change to the warrant liability as appropriate. The change in warrant liability resulted in other expense of approximately $172,000 for the six months ended June 30, 2016, and other income of approximately $1,589,000 for the six months ended June 30, 2015. The change in warrant liability was a result of the change in the fair value of the warrant liability from December 31, 2015 to June 30, 2016 and from December 31, 2014 to June 30, 2015.

Net Loss:

Our net loss for the six months ended June 30, 2016 was approximately $4,842,000, as compared to a net loss of approximately $3,283,000 for the six months ended June 30, 2015. Net income for the six months ended June 30, 2015 included income of approximately $1,589,000 as a result of the reduction in the warrant liability which is a non-cash component of other income/expense.

2016 Third Quarter Revenue Guidance

CytoSorbents has not historically given financial guidance on quarterly results until the quarter has been completed. However, we expect that sales for the second half of 2016 will exceed the first half of 2016.

For additional information please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2016 which is available at http://www.sec.gov.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorb® is approved in the European Union with distribution in 37 countries around the world, as a safe and effective extracorporeal cytokine adsorber, designed to reduce the "cytokine storm" or "cytokine release syndrome" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury, and pancreatitis, as well as in cancer immunotherapy.  These are conditions where the risk of death is extremely high, yet no effective treatments exist.  CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators, such as cytokines and free hemoglobin, which can lead to post-operative complications, including multiple organ failure.  CytoSorbents is currently conducting its REFRESH (REduction in FREe Hemoglobin) I trial, a multi-center, randomized controlled study evaluating the safety of intra-operative CytoSorb® use in a heart-lung machine during complex cardiac surgery. CytoSorb® has been used safely in more than 14,000 human treatments to date.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption.  The Company has numerous products under development based upon this unique blood purification technology, protected by 32 issued U.S. patents and multiple applications pending, including HemoDefend™, ContrastSorb, DrugSorb, and others.  Additional information is available for download on the Company's websites:  http://www.cytosorbents.com and http://www.cytosorb.com

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 9, 2016, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/LOSS

(amounts in thousands, except per share data)

	Six months ended June 30,		Three months ended June 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited	(Unaudited)	(Unaudited)
Revenues
Sales	$3,450	$1,477	$1,852	$773
Grant income	583	198	370	180
Other revenue	-	12	-	11
Total revenue	4,033	1,687	2,222	964
Cost of revenue	1,693	770	873	465
Gross profit	2,340	917	1,349	499

Expenses:
Research and development	1,948	1,753	1,092	802
Legal, financial and other consulting	574	513	319	298
Selling, general and administrative	4,595	3,142	2,625	1,627
Total expenses	7,117	5,408	4,036	2,727
Loss from operations	(4,777)	(4,491)	(2,687)	(2,228)
Other income(expense), net	(64)	1,208	(318)	3,662
Income (loss) before benefit from income taxes	(4,841)	(3,283)	(3,005)	1,434
Benefit from income taxes	-	-	-	-
Net income (loss) available to common shareholders	$(4,841)	$(3,283)	$(3,005)	$1,434

Net income (loss) per common share:
Basic	$(0.19)	$(0.13)	$(0.12)	$0.06
Diluted	$(0.19)	$(0.13)	$(0.12)	$0.05
Weighted average number of shares of common stock outstanding:
Basic	25,408,599	24,582,590	25,416,077	24,768,639
Diluted	25,408,599	24,582,590	25,416,077	28,826,158
Net income (loss)	$(4,841)	$(3,283)	$(3,005)	$1,434
Other comprehensive income (loss):
Currency translation adjustment	(101)	268	145	(76)
Comprehensive income (loss)	$(4,942)	$(3,015)	$(2,860)	$1,358

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2016 (Unaudited)	December 31, 2015
ASSETS:
Cash and cash equivalents	$8,670	$5,316
Short-term investments	249	2,192
Grants and accounts receivable, net	945	649
Inventories	1,048	1,191
Prepaid expenses and other current assets	162	512
Total current assets	11,074	9,860

Property and equipment, net	600	557
Other assets	1,037	837
TOTAL ASSETS	$12,711	$11,254

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,022	$685
Accrued expenses and other current liabilities	1,103	723
Warrant liability	1,808	1,636
Total current liabilities	3,933	3,044
Long-term debt, net	4,881	--
TOTAL LIABILITIES	8,814	3,044

Total stockholders’ equity	3,897	8,210

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$12,711	$11,254

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Cytosorbents Contact:

Amy Vogel

Investor Relations

(732) 329-8885 ext. *825

avogel@cytosorbents.com

Public Relations Contact:

Amy Phillips

Pascale Communications

412-327-9499

amy@pascalecommunications.com